Exhibit 3(a)

           COMPOSITE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CYBER DIGITAL, INC.

                               AS OF JULY 25, 1996
                                    --------


     FIRST: The name of the corporation is CYBER DIGITAL, INC.

     SECOND: The corporation is formed for the following purpose or purposes:

     To manufacture, maintain, sell, operate, repair and generally deal in and with telecommunication and electronic equipment of all types, including, but not limited to equipment and services useful in transmission by aural broadcasting, facsimile, television, radio, energy, pictures, graphic images, sounds or other visual or aural signals.

     To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

     To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to

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own, use, hold, sell, convey,  exchange,  lease, mortgage, work, clear, improve, develop,  divide, and otherwise handle, manage,  operate, deal in and dispose of
real  estate,  real  property,  lands,   multiple-dwelling  structures,  houses,
buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

     To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

     (a) inventions, devices, formulae, processes and any improvements and modifications thereof;

     (b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

     (c) franchises, licenses, grants and concessions.

     To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

     THIRD: The office of the corporation is to be located in the City of New York, County of New York, State of New York.

     FOURTH: The total number of shares of capital stock which the Corporation shall be authorized to issue is 40 million of which 10 million shares shall be shares of Preferred Stock, having par value of $.05 per share, and 30 million shares shall be shares of Common Stock, having a par value of $.01 per share.

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Preferred  Stock may be  issued  in one or more  series  with  such  rights  and designations, including without limitation, voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, conversion rights, liquidation privileges, dividend rights, redemption price or prices and terms of redemption, including sinking funds provision, as may be determined by action of the Board of Directors without any further vote or action by the stockholders. Authority is hereby expressly granted to the Board of Directors to establish and designate one or more series of Preferred Stock subject to the provisions of this Article.

     Eight Hundred Five (805) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company are hereby designated Series A Preferred Stock, par value $.05 per share, and shall possess the rights and preferences set forth below:

     Section 1. Designation and Amount. The shares of such series shall have a par value of $.05 per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be Eight Hundred Five (805). The Series A Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars ($10,000.00) per share (the "Original Series A Issue Price"), with a ten percent (10%) per annum accretion rate as set forth herein.

     Section 2. Rank. The Series A Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $.01 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3. Dividends. The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

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     Section 4. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Original Series A Issue Price for each outstanding share of Series A Preferred Stock and (ii) an amount equal to ten percent (10%) of the Original Series A Issue Price per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity
Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

     (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

     (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of shall be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 4; provided further that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(e) hereof.

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

     (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) which would constitute a liquidation event, the cash distributions required by Section 4(a) or Section 6 have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

     Section 5. Conversion. The record Holders of this Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each record Holder of Series A Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series A Preferred Stock (the "Transfer Agent"), to convert (in multiples of one (1) share of Preferred Stock) as follows: (x) up to one-third (1/3) of the shares of Series A Preferred Stock initially issued to such Holder at any time beginning forty-five (45) days following the date of the last closing of a purchase and sale of Series A Preferred Stock that occurs pursuant to the offering of the Series A Preferred Stock by the Company (the "Last Closing Date") and at any time thereafter, (y) up to an additional one-third (1/3) of the shares of Series A Preferred Stock initially issued to such Holder at any time beginning seventy-five (75) days following the Last Closing Date and at any time thereafter, and (z) all remaining Series A Preferred Stock held by such Holder at any time beginning one hundred five (105) days following the Last Closing Date (each of the time periods referenced in subclauses (x), (y) and (z) is hereinafter referred to singularly as a "Conversion Gate") at the office of the Company or any Transfer Agent for the Series A Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

     Number of shares issued upon conversion of one (1) share of Series A Preferred Stock =

                         (.10) (N/365) (10,000) + 10,000
                         -------------------------------
                                Conversion Price

     where,

     o N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred

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     Stock for which  conversion is being elected,  and (ii) the applicable Date of Conversion (as defined in Section 5(c)(iv) below) for the shares of Series A Preferred Stock for which conversion is being elected, and

     o Conversion Price = the lesser of (x) 100% of the average Closing Bid Price, as that term is defined below, for the five (5) trading days ending on June 28, 1996 (the "Fixed Conversion Price"), or (y) .85 times the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price").

     For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the OTC Electronic Bulletin Board, or if no longer traded thereon, on the Nasdaq Small Cap Market or the Nasdaq National Market, or if not traded on the Nasdaq Small Cap Market or the Nasdaq National Market, the closing bid price on the principal national securities exchange or the automatic quotation system on which the Common Stock is so traded and if not available, the price of the last sale on the principal national securities exchange or the automatic quotation system on which the Common Stock is so traded.

     (b) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated Transfer Agent for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier, for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at

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

the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

     (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Preferred Stock into Common Stock.

     (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the second
(2nd) business day (the "Deadline") after receipt by the Company or Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery (or the shortest period of time in which a recognized international courier can deliver) to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

     (iii) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

     (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the

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Company before 11:59 p.m.,  New York City time, on the Date of  Conversion,  and
(ii) that the original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the Transfer Agent or the Company as soon as practicable after the date set forth in the Notice of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion. If the original Preferred Stock Certificates representing the Series A Preferred Stock to be converted are not received by the Transfer Agent or the Company within ten (10) business days after the Date of Conversion, or if the facsimile of the Notice of Conversion is not received by the Company or its designated Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

     (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose; provided, however, that the taking of such action shall not affect the Company's liability, if any, for damages arising as a result of its failure to have a sufficient number of shares reserved.

     (d) Automatic Conversion. Each share of Series A Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the date which is three (3) years after the Last
Closing Date shall be deemed the Date of Conversion with respect to such conversion.

     (e) Adjustment to Conversion Rate.

     (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification

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

of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

     (ii) Adjustment to Variable Conversion Price. If, at any time when any shares of the Series A Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

     (iii)  Adjustment  Due to  Merger,  Consolidation,  Etc.  If,  prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a change of control transaction not deemed to be a liquidation pursuant to section 4(c), then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(e)(iii) unless (a) it first uses its best efforts to give thirty (30) days and in any event gives at least twenty (20) days notice prior to the record date of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred Stock into Common Stock) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(e)(iii).

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

     (iv) No Fractional Shares. If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

     Section 6. Redemption by Company.

     (a) Company's Right to Redeem Upon Receipt of Notice of Conversion. If the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 5(a)), at the time of receipt of a Notice of Conversion pursuant to Section 5, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series A Preferred Stock submitted for conversion, immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series A Preferred Stock submitted for conversion, the Company shall redeem from among the Series A Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series A Preferred Stock for conversion.

     (i) Redemption Price Upon Receipt of a Notice of Conversion. The redemption price per share of Series A Preferred Stock under this Section 6(a) shall be calculated in accordance with the following formula ("Redemption Rate"):

[[(.10)(N/365)(10,000)] + 10,000] x Closing Bid Price on Date of Conversion
                                    ---------------------------------------
                                             Conversion Price

where,

     "N", "Date of Conversion", "Closing Bid Price" and "Conversion Price" shall have the same meanings as defined in Section 5.

     (ii) Mechanics of Redemption Upon Receipt of Notice of Conversion.
The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Company shall provide a copy of such redemption notice by overnight or two (2) day courier, to
(A) the Holder of the Series A Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series A Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series A Preferred Stock submitted for conversion and the applicable redemption price.

     (b) Company's Right to Redeem at its Election. At any time, commencing twelve (12) months and one (1) day after the Last Closing Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series A Preferred Stock; provided (i) Company shall first provide thirty (30) days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty (30) business days prior to the date which is twelve (12) months and one
(1) day after the Last Closing Date), and (ii) that the Company shall only be entitled to redeem Series A Preferred Stock having an aggregate Stated Value (as defined below) of at least One Million Five Hundred Thousand Dollars ($1,500,000.00). If the Company elects to redeem some, but not all, of the Series A Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

     (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Series A Preferred Stock redeemed pursuant to this
Section 6(b), which percentage shall vary depending on the Date of Redemption at Company's Election (as defined below), and shall be determined as follows:

Date of Notice of Redemption at Company's Election            % of Stated Value

12 months and 1 day to 18 months following Last Closing Date       130%
18 months and 1 day to 24 months following Last Closing Date       125%
24 months and 1 day to 30 months following Last Closing Date       120%
30 months and 1 day to 36 months following Last Closing Date       115%

     For purposes hereof, "Stated Value" shall mean the Original Series A Issue Price (as defined in Section 4(a)) of the shares of Series A Preferred Stock being redeemed pursuant to this Section 6(b), together with the accrued but unpaid Premium (as defined in Section 4(a)).

     (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) days prior written notice ("Notice of Redemption At Company's Election") to (A) the Holders of the Series A Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series A Preferred stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series A Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable Redemption Price At Company's
Election, as defined in subsection (b)(i) above. Notwithstanding the above, Holder may convert into

Common Stock pursuant to section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series A Preferred Stock which it is otherwise entitled to convert, including Series A Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 6(b); provided, however, that the Company, shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion pursuant to Section 6(a).

     (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

         (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

         (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

         (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

         (iv) a combination of the items set forth in (i), (ii) and (iii) above, aggregating the full amount of the redemption price.

     (d) Payment of Redemption Price.

         (i) Each Holder  submitting  Preferred  Stock being redeemed under this
Section 6 shall send their Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, until the Holder has complied with Section 5(c)(i).

         (ii) If Company elects to redeem pursuant to either Section 6(a) or 6(b) hereof, and Company fails to pay Holder the redemption price within the time frame as required by this Section 6(d), then Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section 5(c) hereof. The shares to be issued to Holder pursuant to this provision shall be the number of shares determined using a Conversion Price (as defined in Section 6 hereof) that equals the lesser of (i) the Conversion Price on the date Holder sends its Notice of Conversion to Company or Transfer Agent via facsimile, or (ii) the Conversion Price on the date the Transfer Agent issues Common Stock pursuant to this
Section 6(d)(ii). The issuance of such shares shall not affect the Company's liability to the Holder for damages, if any, arising as a result of its failure to redeem.

     (e) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     Section 7. Advance Notice of Redemption.

     (a) Holder's Right to Elect to Receive Notice of Cash Redemption by the Company. Holder shall have the right to require Company to provide advance notice stating whether the Company will elect to redeem Holder's shares of Series A Preferred Stock in cash, pursuant to the Company's redemption rights discussed in Section 6(a).

     (b) Mechanics of Holder's Election Notice. Holder shall send notice ("Election Notice") to the Company and such other person as the Company may designate, via facsimile, stating Holder's intention to require Company to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to Section 5) whether Company would elect to redeem a specific number of shares of Holder's Series A Preferred Stock for cash in lieu of issuing Common Stock. Company is required to disclose to Holder what action Company would take over the subsequent twenty (20) business day period, including the date of such Election Notice, as further discussed in subsection 7(c).

     (c) Company's Response. Upon receipt by the Company of a facsimile copy of an Election Notice, Company shall immediately send, via facsimile, a confirmation of receipt of the Election Notice to Holder which shall specify that the Election Notice has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the requested advance notice. Thereafter Company must respond by the close of business on the next business day following receipt of Holder's Election Notice (1) via facsimile and (2) by depositing such response with an overnight or two (2) day courier. The Company's response must state whether it would redeem the shares, in whole or in part, or allow conversion into shares of Common Stock without redemption. If Company does not respond to

Holder within one (1) business day via facsimile and overnight or two (2) day courier, Company shall be required to issue to Holder Common Stock upon Holder's conversion within the subsequent twenty (20) business day period of Holder's Election Notice. However, if the Company's Common Stock price decreases so that under the Conversion Rate Company would be required to issue more than an additional ten percent (10%) of shares of Common Stock than Holder was entitled to receive at the time Holder sent Company its Election Notice, then Company shall no longer be bound to convert Holder's Preferred Stock into Common Stock but may elect to redeem for cash pursuant to Section 6(a).

     Section 8. Voting Rights. The Holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the New York General Corporation Law ("New York Law"), and no Holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

     Notwithstanding the above, Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under New York Law the vote of the Holders of the Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under New York Law) shall constitute the approval of such action by the class. To the extent that under New York Law the Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of

Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date on which the Conversion Price is calculated. Holders of the Series A Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     Section 9. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by New York Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

     (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock; provided, however, that no such change may be approved at any time on or prior to the fortieth (40th) day following the Last Closing Date unless such change is unanimously approved by all Holders;

     (b) create any new class or series of stock having a preference over or on parity with the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A Preferred; or

     (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

provided, however, that nothing in this subsection shall limit the Company's right to issue (i) straight debt securities or (ii) debt securities which are convertible into restricted Common Stock which is resaleable only after the expiration of the Rule 144 holding period.

     In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding the forty-five (45) day, seventy-five (75) day, and one hundred five (105) day holding requirements set forth in Section 5(a) hereof), or continue to hold their shares of Series A Preferred Stock provided, however, that the Dissenting Holders may not convert anytime on or before the fortieth
(40th) day following the Last Closing Date.

     Section 10. Status of Redeemed or Converted Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 6 or Section 5 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

     Section 11. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock."

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o D. David Cohen, Esq., 501 Madison Avenue, New York, New York 10022.

     SIXTH: The duration of the corporation is to be perpetual.

     SEVENTH: Any one or more members of the Board of Directors of the corporation or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

     EIGHTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

     NINTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

     TENTH: A. In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock designation, and notwithstanding any other provision of the Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of at least 75% of the total voting power of all the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the adoption or authorization of a business combination (as defined herein ) with any other entity (as defined herein), provided, however, the provisions of this Article TENTH shall not apply to, and only such vote as shall otherwise be required by law, this Certificate of Incorporation or the By-Laws of the Corporation, shall be required for, any such business combination recommended to the stockholders by two-thirds of the whole Board of Directors of the Corporation, provided that and so long as a majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as defined herein).

     B. As used in this Certificate of Incorporation, (a) the term "continuing director" shall mean a member of the initial Board of Directors of the Corporation, or a member of the Board of Directors of the Corporation who was elected by the public stockholders prior to the time that such other entity (as defined herein) acquired shares of stock of the Corporation entitling such other entity to exercise in excess of ten percent (10%) of the total voting power of all classes of stock of the Corporation entitled to vote in the election of directors, or a member of the Board of Directors of the Corporation who was elected or nominated for election by a majority of continuing directors; (b) the term "other entity" shall include any individual, corporation, partnership, person or entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933; and (c) the term "business combination" shall include (i) any merger or consolidation of the Corporation with or into any other entity, other than a merger or consolidation that does not require the vote of the stockholders of the Corporation; (ii) any sale, lease, transfer or exchange (in one transaction or a series of transactions) of all or substantially all of the property and assets of the Corporation to any other entity; (iii) any merger of consolidation of any other entity with or into the Corporation or any subsidiary of this Corporation; or
(iv) any agreement or contract with any other entity providing for any of the transactions described in this subparagraph (c).

     ELEVENTH: In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock designation, and notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least 75% of the total voting power of all the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any one or more of the provisions contained in Articles TENTH or ELEVENTH of this Certificate of Incorporation, subject to the provisions of any class or series of Preferred Stock which may at the time be outstanding.

                                       20